Boise Cascade Office Products Corporation
                     Computation of Per Share Earnings




                                               For the Three Months
                                                  Ended March 31
                                               1997             1996
                                              (in thousands, except
                                                share information)

EARNINGS PER SHARE
Shares of common stock
  Weighted average shares
    outstanding                             62,844,398      62,305,746

Net income                                 $    14,909     $    15,563

Earnings per share                         $       .24     $       .25

FULLY DILUTED EARNINGS PER SHARE
Shares of common stock
  Weighted average shares
    outstanding                             62,844,398      62,305,746
  Dilutive effect of options                   159,181         256,906
  Dilutive effect of contingent shares         458,094         493,498
Fully diluted weighted average
  shares outstanding                        63,461,673      63,056,150

Net income                                  $   14,909      $   15,563

Fully diluted earnings per share(1)         $      .23      $      .25



(1) Fully diluted earnings per share for the periods presented are not disclosed in the financial statements because the amounts are not considered dilutive under the provisions of Accounting Principles Board Opinion No. 15, "Earnings Per Share."